UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2025

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	001-36745 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

50 Health Sciences Drive

Stony Brook, New York 11790

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:

631-240-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BNBX	The Nasdaq Stock Market

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 4, 2025, Applied DNA Sciences, Inc. (the “Company”) entered into an At The Market Offering Agreement (the “Agreement”) with Lucid Capital Markets, LLC, as sales agent (the “Agent”), pursuant to which the Company may, from time to time, offer and sell shares of its common stock, par value $0.001 per share, with an aggregate offering price of up to $8,157,932 (the “Shares”) through the Agent.

The offer and sale of the Shares made pursuant to the Agreement, if any, will be made under the Company’s effective “shelf” registration statement on Form S-3 (File No. 333-272267) filed May 30, 2023, the base prospectus contained therein, and a prospectus supplement related to the offering of the Shares dated November 4, 2025.

Under the terms of the Agreement, the Agent may sell the Shares at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended.

Subject to the terms and conditions of the Agreement, the Agent will use its commercially reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions. The Company has no obligation to sell any of the Shares, and may at any time suspend sales under the Agreement or terminate the Agreement in accordance with its terms. The Company has provided the Agent with customary indemnification rights. The Agreement contains customary representations and warranties, and the Company is required to deliver customary closing documents and certificates in connection with sales of the Shares.

The Company will pay the Agent in cash, upon each sale of Shares sold pursuant to the Agreement, a fixed commission rate equal to 3.0% of the gross sales price of the common stock issued and sold by the Company through the Agent. If the Company sells Shares to the Agent as principal, the Company will enter into a separate terms agreement with the Agent setting forth the terms of such transaction, and the Company will describe this agreement in a separate prospectus supplement or pricing supplement. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to the Company, if any, are not determinable at this time. In addition, the Company agreed to reimburse the Agent upon request for its costs and out-of-pocket expenses incurred in connection with its services under this offering, including the fees and out-of-pocket expenses of its legal counsel up to an aggregate of $50,000 for the commencement of this offering plus an additional amount for its counsel’s fees up to $5,000 in connection with the filing of a Form 10-K or new registration statement, prospectus or prospectus supplement or an amendment to the Agreement, and $2,500 in connection with the filing of a Form 10-Q. The Company estimates that the total expenses for the commencement of the offering, excluding compensation and reimbursements payable to the Agent under the terms of the Agreement, will be approximately $175,000. After commencement of the offering, from time to time, the Company will incur additional expenses, including its own legal and audit expenses.

The legal opinion of McDermott Will & Schulte LLP, counsel to the Company, relating to the legality of the issuance and sale of Shares is filed as Exhibit 5.1 hereto.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which was filed as Exhibit 1.1 hereto and incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the Shares, nor shall there be an offer, solicitation or sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 9.01	Financial Statements and Exhibits

The following exhibits are being filed herewith:

(d) Exhibits

Exhibit No.	Document

1.1	At The Market Offering Agreement, dated November 4, 2025, by and between Applied DNA Sciences, Inc. and Lucid Capital Markets, LLC

5.1	Opinion of McDermott Will & Schulte LLP

23.1	Consent of McDermott Will & Schulte LLP (included in Exhibit 5.1)

99.1	Form of Consulting Agreement, dated October 1, 2025, by and between Applied DNA Sciences, Inc. and Patrick Horsman

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2025	APPLIED DNA SCIENCES, INC.

	By:	/s/ Beth Jantzen
	Name:	Beth Jantzen
	Title:	Chief Financial Officer